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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)


                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  109502 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

-------------------------------------------------------------------------------
CUSIP No.  109502 10 4                13G                    Page 2 of 5 Pages
-------------------------------------------------------------------------------


_______________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          KEVIN BERMEISTER
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
_______________________________________________________________________________
3.   SEC USE ONLY


_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          AUSTRALIA
_______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                     962,349
               ________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                    405,000
               ________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                   962,349
               ________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                      405,000
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,367,349
_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.4%
_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          IN
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No.  109502 10 4                13G                    Page 3 of 5 Pages
-------------------------------------------------------------------------------


ITEM 1(A).     NAME OF ISSUER:

                      Brilliant Digital Entertainment, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      6355 Topanga Canyon Boulevard, Suite 120
                      Woodland Hills, California  91367

ITEM 2(A).     NAME OF PERSON FILING:

                      Kevin Bermeister

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      Kevin Bermeister
                      Brilliant Digital Entertainment, Inc.
                      6355 Topanga Canyon Boulevard, Suite 120
                      Woodland Hills, California 91367

ITEM 2(C).     CITIZENSHIP:

                      Australia

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

                      Common Stock, par value $0.001 per share

ITEM 2(E).     CUSIP NUMBER:

                      109502 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                      Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

-------------------------------------------------------------------------------
CUSIP No.  109502 10 4                13G                    Page 4 of 5 Pages
-------------------------------------------------------------------------------


     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  [_]


ITEM 4.        OWNERSHIP.

                      Included in rows 5 through 9 and 11 on page 2.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                       Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                       Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                       Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                       Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                       Not Applicable

ITEM 10.       CERTIFICATIONS.

                       Not Applicable

-------------------------------------------------------------------------------
CUSIP No.  109502 10 4                13G                    Page 5 of 5 Pages
-------------------------------------------------------------------------------


                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        KEVIN BERMEISTER

                                             02/12/01
                                        ----------------------------------------
                                                        (Date)

                                           /S/ KEVIN BERMEISTER
                                        ----------------------------------------
                                                      (Signature)

                                           KEVIN BERMEISTER, PRESIDENT
                                        ----------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).